SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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COMPUCREDIT HOLDINGS CORPORATION
(Name of Registrant as Specified in its Charter)

_____________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 12, 2012

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of Shareholders of CompuCredit Holdings Corporation, which will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, on Friday, May 11, 2012, commencing at 9:00 a.m., local time.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own.  Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting.  Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna
Chief Executive Officer

COMPUCREDIT HOLDINGS CORPORATION
Five Concourse Parkway, Suite 400
Atlanta, Georgia  30328

Notice of Annual Meeting of Shareholders
To be held on Friday, May 11, 2012

Notice is hereby given that the Annual Meeting of Shareholders of CompuCredit Holdings Corporation, a Georgia corporation, will be held on Friday, May 11, 2012, at 9:00 a.m., local time, at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 for the following purposes:

1.	To elect five directors for terms expiring at the 2013 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2012 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments.  A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 400, Atlanta, Georgia  30328.  The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting.  Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani
Secretary

Atlanta, Georgia
April 12, 2012
IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided.  In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

COMPUCREDIT HOLDINGS CORPORATION
Five Concourse Parkway, Suite 400
Atlanta, Georgia  30328
(770) 828-2000

Proxy Statement
Annual Meeting of Shareholders
To be held on Friday, May 11, 2012

General Information

The Board of Directors of CompuCredit Holdings Corporation, a Georgia corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, at 9:00 a.m., local time, on Friday, May 11, 2012, and at any and all adjournments thereof.  You may obtain directions to the location of the Annual Meeting by visiting www.compucredit.com/2012AnnualMeeting or by contacting Jay Putnam at the address or telephone number listed above.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised.  A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of CompuCredit Holdings Corporation (“CompuCredit”) prior to the Annual Meeting or by attending and voting at the Annual Meeting.  Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.  Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy card is duly executed and returned prior to the Annual Meeting.  If no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

CompuCredit will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking.  In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CompuCredit, in person or by telephone, e-mail or facsimile transmission.  CompuCredit also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.  Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 16, 2012.  A copy of the 2011 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 11, 2012:

This Proxy Statement and the 2011 Annual Report to Shareholders are available at www.compucredit.com/2012AnnualMeeting.

Voting Rights

CompuCredit’s Common Stock is the only class of voting securities outstanding.  The close of business on March 9, 2012 has been fixed as the Record Date for the determination of our shareholders entitled to notice of, and to vote at, the 2012 Annual Meeting.  Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, we had outstanding 23,591,052 shares of Common Stock.  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.

Quorum and Voting Requirements

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum.  Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum.  A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld.  Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board of Directors, and all nominees are current directors, standing for re-election.  The election of directors requires a plurality of the votes cast, and the five nominees receiving the greatest number of votes will be elected.  Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

Holding Company Reorganization

On June 30, 2009, CompuCredit Corporation completed its holding company reorganization (the “Reorganization”).  In the Reorganization, CompuCredit Corporation became a wholly owned subsidiary of CompuCredit Holdings Corporation.  The Reorganization was effected through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009.  As a result of the Reorganization, each outstanding share of CompuCredit Corporation common stock was automatically converted into one share of CompuCredit Holdings Corporation common stock.  Information presented in this Proxy Statement for the period on and prior to June 30, 2009 refers to CompuCredit Corporation and information for the period after June 30, 2009 refers to CompuCredit Holdings Corporation.

Proposal One:
Election of Directors

Action will be taken at the Annual Meeting for the election of five directors.  Each director elected at the Annual Meeting will serve until the 2013 Annual Meeting or until his successor is elected and qualified.  Proxies can be voted for only five nominees.

The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director.  However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CompuCredit of the nominees for election as directors are set forth below.

Nominees for Director

David G. Hanna, age 47.  Chairman of the Board.  Mr. Hanna has been the Chief Executive Officer of CompuCredit since its formation in 1996 and has been the Chairman of the Board since our initial public offering in 1999.  Mr. Hanna has been in the consumer credit industry for over 22 years.  Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an administrative services firm, and since 2006, as President of Hanna Capital, LLC, an investment firm.  Mr. Hanna’s role as a founder of CompuCredit provides the Board with considerable institutional knowledge and an important long-term perspective on the company and our industry as a whole.

Richard R. House, Jr., age 48.  Mr. House has been President of CompuCredit since 2000 and has been a director since 2002.  Mr. House served as Chief Credit Officer from the time he joined CompuCredit in 1997 until being named President.  His 15 years with CompuCredit provide the Board with an intimate understanding of the company’s operations and insightful institutional knowledge.  Mr. House has a total of 25 years experience in the consumer credit industry.  This experience provides the Board with valuable insight into our industry.

Deal W. Hudson, age 62.  Dr. Hudson became a director in 2002.  Since 2004, Dr. Hudson has been the Executive Director of the Morley Institute, a religious think tank, in Washington, D.C.  He also is President of the Morley Publishing Group, a religious publishing company.  Dr. Hudson’s leadership experience in the not-for-profit sector provides the Board with important insight in the areas of corporate responsibility and community affairs.  Dr. Hudson helps the Board to incorporate these considerations into its decision-making process.

Mack F. Mattingly, age 81.  Senator Mattingly became a director in 1999.  He was elected to the United States Senate from the State of Georgia in 1981, where he served until 1987.  While in the Senate, he was Chairman of the Military Construction Appropriations Subcommittee, the Legislative Branch Subcommittee and the Congressional Operations and Oversight Subcommittee, as well as a member of the Appropriations Committee, the Banking and Housing Committee, the Governmental Affairs Committee and the Joint Economic Committee.  In 1987, President Ronald Reagan appointed him Assistant Secretary General for Defense Support for NATO in Brussels, Belgium.  In 1988, he received the Secretary of Defense Medal for Outstanding Public Service.  In 1992, President George H. W. Bush appointed him Ambassador to the Republic of the Seychelles.  Prior to serving in the Senate, Senator Mattingly worked 20 years for the IBM Corporation and served four years in the United States Air Force.  Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author.  Senator Mattingly’s experience in business and government provides the Board with valuable insight in the areas of governmental, regulatory and community affairs.

Thomas G. Rosencrants, age 62.  Mr. Rosencrants became a director in 1999.  Since 1997, Mr. Rosencrants has been the Chairman and Chief Executive Officer of Greystone Capital Group, LLC, an investment firm.  He is also the Chairman and Chief Executive Officer of Ravello Solutions, LLC, an insurance software firm.  Mr. Rosencrants also served as a member of the Board and Compensation Committee and as Chairman of the Audit Committee of Cambridge Display Technology, Inc. from 2006 until its sale in 2007.  In addition, he is a Chartered Financial Analyst.  Mr. Rosencrants provides the Board and Audit Committee with expertise in the areas of finance, financial reporting, accounting, corporate governance and risk management.

The Board of Directors recommends a vote “FOR ALL NOMINEES”
listed in Proposal One for election to the Board of Directors.

Executive Officers of CompuCredit

Our executive officers are elected annually and serve at the pleasure of the Board of Directors.  The following sets forth certain information with respect to our executive officers.  The biographies of Messrs. Hanna and House are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
David G. Hanna	47	Chief Executive Officer and Chairman of the Board
J.Paul Whitehead, III	50	Chief Financial Officer
Richard W. Gilbert	58	Chief Operating Officer
Richard R. House, Jr.	48	President and Director

J.Paul Whitehead, III, Chief Financial Officer.  Mr. Whitehead became Chief Financial Officer in 2002.  Mr. Whitehead has over 29 years of experience in financial, accounting, auditing, and tax-related matters.  From 2001 to 2002 and, prior to that, from 1995 to 1999, Mr. Whitehead was a partner with Ernst & Young LLP, an accounting firm.  From 1999 to 2001, he served as Chief Financial Officer and Chief Operating Officer of ZapMedia, Inc.  During Mr. Whitehead’s approximately 13 year tenure with Ernst & Young, he performed and managed audits of a number of publicly held clients and managed audit and tax consulting teams of up to 25 professionals.  At ZapMedia, he was responsible for all financial and administrative affairs of the company, including the establishment and oversight of all accounting, treasury and financial systems and processes, external financial reporting, accounting and information systems design and development of accounting policies and procedures.  From April 1991 through July 1995, Mr. Whitehead served as a political appointee to the United States Department of the Treasury.  He earned an MS in Taxation from Georgetown University and graduated, magna cum laude, with a BBA in Accounting from the University of Georgia.

Richard W. Gilbert, Chief Operating Officer.  Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its formation in 1996.  He also served as a director from 1999 to 2011, and was Vice Chairman of the Board from 2000 to 2011.  Mr. Gilbert has over 33 years experience in the consumer credit industry.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of CompuCredit and our shareholders.  We are in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market.  Our current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate website at www.compucredit.com under the heading “For Investors.”

Set forth below is information regarding the meetings of the Board of Directors during 2011, a description of the Board’s standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

Board Composition.  The size of our Board is currently fixed at five directors.  The current members of the Board of Directors are David G. Hanna, Richard R. House, Jr., Deal W. Hudson, Mack F. Mattingly and Thomas G. Rosencrants.  The Board has determined that the following directors are independent in accordance with the Nasdaq and SEC rules governing director independence: Deal W. Hudson, Mack F. Mattingly and Thomas G. Rosencrants.

Meetings of the Board of Directors.  During fiscal year 2011, the Board of Directors met five times.  During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. Our Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.  The principal functions and the names of the directors currently serving as members of each of those committees are set forth below.  In accordance with applicable Nasdaq and SEC requirements, the Board of Directors has determined that each director serving on the Audit, Compensation and Nominating and Corporate Governance committees is an independent director.

Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters.  The Audit Committee operates under a written charter, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.”  Under the charter, the committee’s principal responsibilities include oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered public accounting firm.

The Audit Committee met nine times during 2011.  The current members of the Audit Committee are Thomas G. Rosencrants (Chairman), Deal W. Hudson and Mack F. Mattingly.  The Board of Directors has determined that Mr. Rosencrants is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring our corporate governance policies.  The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.”  Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and company practices; and overseeing performance reviews of the Board of Directors as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process.  For more information, see “Corporate Governance—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Shareholders.”  Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors.  Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis.  However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider.  Some of these factors include the candidates’:

•	integrity and reputation;
•	professional experience, particularly experience that is germane to our business, such as credit services, risk management, legal, human resources, finance, marketing, and regulatory experience;
•	ability to qualify as an “audit committee financial expert” (as defined by the SEC);
•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that we face;
•	contribution to diversity on the Board of Directors;
•	ability to work collegially with others;
•	availability and the ability to attend meetings in person; and
•	current membership on our Board of Directors due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors.  Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate.  Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board of Directors.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board of Directors that best serves the needs of the company and the interest of its shareholders.

The Nominating and Corporate Governance Committee met three times during 2011.  The current members of the Nominating and Corporate Governance Committee are Deal W. Hudson (Chairman), Mack F. Mattingly and Thomas G. Rosencrants.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors.  The Compensation Committee does not operate under a written charter.  The Compensation Committee met five times during 2011.  The current members of the Compensation Committee are Mack F. Mattingly (Chairman), Deal W. Hudson and Thomas G. Rosencrants.  For more information on the Compensation Committee, see “Corporate Governance—Corporate Governance Policies—Consideration and Determination of Executive and Director Compensation.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional highlights of our corporate governance policies and procedures are set forth below:

Code of Ethics.  Our Code of Business Conduct and Ethics (the “Code of Ethics”) applies to all of our directors, executive officers and employees.  The Code of Ethics is available on our website at www.compucredit.com under the heading “For Investors.”  We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

Risk Management.  CompuCredit’s management is responsible for day-to-day risk management of the company.  Management reports to the Board of Directors on the material risks the company faces when management determines that the company’s risk profile materially changes.  The Board of Directors uses management’s reports to evaluate the company’s exposure to risks in light of the company’s business plan and growth strategies.  The Board of Directors primarily focuses on risks in the areas of operations, liquidity and regulatory changes and compliance, which the Board of Directors believes are the areas most likely to have a potential impact on the company in a material way.

Executive Sessions of Independent Directors.  The Board of Directors has scheduled regular executive sessions of our independent directors.  At executive sessions, our independent directors meet without management or any non-independent directors present.  The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation.  The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors.  In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations.  The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management plays a significant role in the executive compensation-setting process.  The most significant aspects of management’s role are:

•	evaluating employee performance;

•	preparing information for Compensation Committee meetings;

•	establishing business performance targets and objectives;

•	providing background information regarding CompuCredit’s strategic objectives; and

•	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Mr. Hanna, Mr. Whitehead and Rohit Kirpalani, our General Counsel, to attend all or a portion of its meetings.  Typically, Mr. Hanna reviews the performance of senior management and makes recommendations on compensation levels.  Mr. Whitehead assists the committee in setting performance targets and advising on accounting and tax matters.  Mr. Kirpalani advises the committee on legal matters and prepares documents for the committee’s consideration.  In addition, all three of these officers answer questions posed by the committee.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with senior executive officers (other than himself).  Typically, the negotiated employment agreements are subject to review and approval by the Compensation Committee.

Our Compensation Committee annually reviews and approves compensation for our independent directors.  Generally, the Compensation Committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our Board of Directors.  In determining director compensation, the Compensation Committee considers the legal responsibilities that directors owe CompuCredit and its shareholders in connection with their service on the Board and committees of the Board, and the risks to directors associated with their service.

Risk Management related to Compensation Policies and Practices.  We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on CompuCredit.  The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals.  For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Committee Authority to Retain Independent Advisors.  Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by CompuCredit.

Board Leadership Structure.  David G. Hanna has served in the combined roles of Chairman and Chief Executive Officer since our initial public offering in 1999.  Mr. Hanna’s combined service as Chairman and Chief Executive Officer creates unified leadership for CompuCredit. This leadership structure demonstrates to our business partners and shareholders that CompuCredit is under strong leadership and minimizes the potential duplication of efforts among management and the directors. The Board of Directors does not have a lead independent director and does not believe that one is necessary in light of CompuCredit’s size and the lengthy experience the majority of the directors have working with Mr. Hanna.  The Board of Directors believes its leadership structure allows CompuCredit to operate efficiently and is in the best interests of the company and its shareholders.

Whistleblower Procedures.  The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans.  We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings.  It is the policy of CompuCredit and our Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts.  All of the directors serving at that time attended our 2011 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board.  We encourage shareholder communication with the Board of Directors.  Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of CompuCredit at our principal executive offices.  Any communication should indicate that you are a CompuCredit shareholder and clearly specify whether it is intended to be delivered to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders.  We welcome recommendations for director candidates from shareholders.  In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board of Directors:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;
•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of CompuCredit;

•
the name of the recommending shareholder as it appears in our books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and
•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rohit H. Kirpalani, Secretary at our principal executive offices, who will forward it to the chairperson of the committee.  The committee does not necessarily respond to shareholder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of CompuCredit’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.”  The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for CompuCredit’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards.  The independent auditors are responsible for performing an independent audit of CompuCredit’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors.  The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent auditors.  Management represented to the Audit Committee that CompuCredit’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

CompuCredit’s independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CompuCredit’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Thomas G. Rosencrants, Chairman
Deal W. Hudson
Mack F. Mattingly

Auditor Fees

The Audit Committee has selected BDO Seidman, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  We first engaged BDO in 2002 on the recommendation of the Audit Committee, and it has served as our principal accounting firm since that date.  A representative of BDO is expected to be present at the 2012 Annual Meeting of Shareholders and will be available to respond to appropriate questions.  The representative also will have an opportunity to make a statement if he or she desires to do so.  Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Audit Fees. The aggregate fees billed by BDO for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and the reviews of the financial statements included in our quarterly reports on Form 10-Q totaled $608,000 for the fiscal year ended December 31, 2011 and $837,000 for the fiscal year ended December 31, 2010.

Audit-Related Fees. The aggregate fees billed by BDO related to assurance and similar services totaled $174,000 for the fiscal year ended December 31, 2011 and $157,000 for the fiscal year ended December 31, 2010.  These fees were principally related to audit work in connection with audits pertaining to certain of our subsidiaries, our 401(k) defined contribution plan, agreed upon procedures as required by our lenders, securitization investors and trustees, accounting guidance and consultation as well as various reimbursable expenses.

Tax Fees.  There were no fees billed by BDO for professional services rendered for tax compliance, tax advice or tax planning for the fiscal year ended December 31, 2011 or for the fiscal year ended December 31, 2010.

All Other Fees.  The aggregate fees billed by BDO for project consultations were $0 for the fiscal year ended December 31, 2011 and $19,000 for the fiscal year ended December 31, 2010.

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Executive and Director Compensation

References in this Proxy Statement to “named executive officers” refer to David G. Hanna, J.Paul Whitehead, III and Richard R. House, Jr.

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our named executive officers.  For each executive officer’s existing stock ownership as of the Record Date, see “Security Ownership of Certain Beneficial Owners and Management.”  Each of the named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below.  For a description of the material terms of each named executive officer’s employment agreement, see “Executive and Director Compensation—Named Executive Officer Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)		Total ($)
David G. Hanna Chief Executive Officer and Chairman of the Board	2011	$50,000	$24,236	(1)	$74,236
	2010	$50,000	$46,144	(1)	$96,144
	2009	$50,000	$275,868	(1)	$325,868

J.Paul Whitehead III Chief Financial Officer	2011	$800,000	$3,848	(2)	$803,848
	2010	$800,000	$3,709	(2)	$803,709
	2009	$800,000	$4,848	(2)	$804,848

Richard R, House, Jr. President	2011	$1,000,000	$3,906	(3)	$1,003,906
	2010	$1,000,000	$3,675	(3)	$1,003,675
	2009	$1,000,000	$3,675	(3)	$1,003,675

(1)
Reflects (i) $23,486, $45,408 and $275,089 for 2011, 2010 and 2009, respectively, for the use by Mr. Hanna and members of his family, including Frank J. Hanna, III, of charter jet service for personal purposes and at our expense at an incremental cost to us, which is calculated based on the total flight costs charged by the charter companies, including cost per flight hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax and (ii) $750, $736 and $779 for 2011, 2010 and 2009, respectively, for matching contributions to the CompuCredit 401(k) Plan.

(2)
Reflects (i) $1,848, $1,770 and $1,694 for 2011, 2010 and 2009, respectively, for long-term disability insurance premiums paid by us and personal use of a mobile phone provided by us and (ii) $2,000, $1,939 and $3,154 for 2011, 2010 and 2009, respectively, for matching contributions to the CompuCredit 401(k) Plan.

(3)	Reflects matching contributions to the CompuCredit 401(k) Plan.

The following table sets forth information concerning outstanding equity awards held by our named executive officers at December 31, 2011.

Outstanding Equity Awards at December 31, 2011

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David G. Hanna	—	—	$—	—

J.Paul Whitehead III	—	—	$—	—

Richard R, House, Jr.	500,000	—	$40.99	5/9/2013

The following table sets forth information concerning options that were exercised by our named executive officers during 2011 and stock awards held by our named executive officers that vested during 2011.

Option Exercises and Stock Vested

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David G. Hanna	—	$—

J.Paul Whitehead III	—	$—

Richard R, House, Jr.	250,000	$1,017,500

Director Compensation

During fiscal year 2011, we paid each of our independent directors an annual fee of $50,000 in cash for their directorship services.  In addition, independent directors received a cash fee of $2,500 for each Board meeting attended (including telephonic attendance) and $1,000 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board of Directors.  For services in 2011, we paid additional cash fees of $25,000 to the Chairman of the Audit Committee and $5,000 to the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee.  We expect these cash fees to remain the same for 2012, except that we plan to pay the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee $10,000 for service as such.  For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement.

On January 3, 2012, each independent director received an award of 20,000 shares of restricted stock.  Each award vests in two equal annual installments beginning on the first anniversary of the grant date and is subject to other terms and conditions imposed by the 2008 Plan and the standard form of award agreement under that plan.  All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors or its committees.

We do not currently provide our non-independent directors with any additional compensation, including equity grants, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2011.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Gregory J. Corona (2)	$34,500	$150,100	(3)	$184,600
Frank J. Hanna, III (2)	—	—		—
Deal W. Hudson	$81,250	$75,900		$157,150
Mack F. Mattingly	$82,500	$75,900		$158,400
Thomas G. Rosencrants	$104,500	$75,900		$180,400

(1)	As of December 31, 2011, our non-management directors held the following equity awards:

Name	Restricted Stock
Gregory J. Corona	—
Frank J. Hanna, III	—
Deal W. Hudson	20,000
Mack F. Mattingly	20,000
Thomas G. Rosencrants	20,000

(2)	The terms of Gregory J. Corona and Frank J. Hanna, III expired at the 2011 Annual Meeting of Shareholders and they did not stand for re-election at such meeting.

(3)
On May 12, 2011, the Compensation Committee accelerated the vesting of 20,000 shares of restricted stock held by Mr. Corona at the expiration of his term as a director.  As required by SEC regulations, we report the grant date fair value of each original award in the year it was granted and the incremental fair value of the modified award as of the modification date in the year of the modification.  This amount includes $74,200 related to the modified award.

Named Executive Officer Employment Agreements

We have an employment agreement with each of our named executive officers.  The initial three-year term of each of these employment agreements has been completed and now each of the agreements continues indefinitely until it is terminated by either us or the officer.

David G. Hanna.  Pursuant to the amended and restated employment agreement with David G. Hanna dated December 23, 2008, Mr. Hanna shall serve as Chief Executive Officer of CompuCredit and shall be entitled to receive an annual base salary of $50,000.  No severance or other benefits will be paid by CompuCredit to Mr. Hanna upon his termination of employment.

J.Paul Whitehead, III.  Pursuant to the amended and restated employment agreement with J.Paul Whitehead, III dated December 23, 2008, Mr. Whitehead shall serve as Chief Financial Officer of CompuCredit.  Mr. Whitehead is entitled to receive an annual base salary of $800,000.  If Mr. Whitehead is terminated without cause or if Mr. Whitehead terminates his employment for “good reason,” he will be entitled to receive (i) his then current base salary for 12 months from the date of his termination; plus, (ii) an amount equal to the largest cash bonus he received since December 23, 2008.  In addition, he will become fully vested in all equity awards that he has received and we will continue Mr. Whitehead’s medical, disability and life insurance benefits for 24 months from the date of his termination, unless earlier he becomes eligible for such benefits with another employer.  In the event Mr. Whitehead’s employment is terminated by us for “cause,” or if he leaves his position without “good reason,” Mr. Whitehead may be entitled to receive a prorated bonus.  In the event of a termination due to “disability,” Mr. Whitehead’s restricted stock awards will vest immediately, he will be entitled to receive an additional three months of salary and he may be entitled to receive a prorated bonus.  In the event Mr. Whitehead’s employment is terminated due to his death, his restricted stock awards will vest immediately and his estate may be entitled to receive a prorated bonus.  No other severance or other benefits will be paid by us to Mr. Whitehead upon his termination of employment.

Richard R. House, Jr.  Pursuant to the amended and restated employment agreement with Richard R. House, Jr. dated December 23, 2008, Mr. House shall serve as President of CompuCredit.  Mr. House is entitled to receive an annual base salary of $1,000,000 and is eligible to receive a performance-based annual bonus.  No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment.

Compensation Committee Interlocks and Insider Participation

Messrs. Mattingly and Rosencrants served on the Compensation Committee during the entirety of 2011.  Mr. Hudson joined the committee on May 12, 2011.  None of the members of the Compensation Committee is a current or former officer or employee of CompuCredit or any of our subsidiaries.  There are no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.  Other than as described below, none of the members of the Compensation Committee has any relationship requiring disclosure under “Related Party Transactions.”

As part of our April 2011 tender offer, we purchased Common Stock at $8 per share from the following Compensation Committee members in the following amounts:

Name	Number of Shares	Total Purchase Price
Deal W. Hudson	19,231	$153,848
Mack F. Mattingly	20,974	$167,792
Thomas G. Rosencrants	13,871	$110,968

These purchases were on the same terms that were available to all of our shareholders.

As part of our May 2010 tender offer, we purchased Common Stock at $7 per share from the following Compensation Committee members in the following amounts:

Name	Number of Shares	Total Purchase Price
Deal W. Hudson	5,394	$37,758
Mack F. Mattingly	12,581	$88,067
Thomas G. Rosencrants	15,650	$109,550

The purchases were on the same terms that were available to all of our shareholders.

In June 2008, Mr. Rosencrants and two family members as joint tenants with right of survivorship purchased $200,000 principal amount of our 3.625% Convertible Senior Notes due May 30, 2025 (the “3.625% Notes”) from unrelated third parties at prevailing market prices.  The 3.625% Notes mature on May 30, 2025, unless earlier converted, redeemed or repurchased, and bear interest at a rate of 3.625% per year.  Interest is payable semi-annually in arrears.  In January 2009, two of Mr. Rosencrants’ immediate family members purchased $200,000 aggregate principal amount of the 3.625% Notes from unrelated third parties at prevailing market prices.  From January 1, 2010 through the record date, CompuCredit paid the Rosencrants family an aggregate of $29,000 of interest and no principal on these notes.

Equity Compensation Plan Information

We maintain two stock-based employee compensation plans — the 2008 Equity Incentive Plan (the “2008 Plan”) and the Employee Stock Purchase Plan (the “ESPP”).  The 2008 Plan provides for grants of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards.  The maximum aggregate number of shares of Common Stock that may be issued under this plan and to which awards may relate is 2,000,000 shares.

All employees, excluding executive officers, are eligible to participate in the ESPP. Under the ESPP, employees can elect to have up to the lesser of 100% of their annual wages or $8,500 withheld to purchase CompuCredit Common Stock.  The amounts deducted and accumulated by each participant are used to purchase shares of Common Stock at the end of each one-month offering period.  The price of stock purchased under the ESPP is approximately 85% of the fair market value per share of our Common Stock on the last day of the offering period.  The following table provides information about option and restricted stock unit awards under our current and former equity incentive plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	678,807	$39.24	1,169,651
Equity compensation plans not approved by security holders	—	—	—
Total	678,807	$39.24	1,169,651
(1)	Does not include outstanding shares of previously awarded restricted stock.
(2)	Includes 1,103,518 options or other share-based awards available under our 2008 Plan and 66,133 shares available under our ESPP as of December 31, 2011.

Related Party Transactions

Transactions with Related Persons

As part of our April 2011 tender offer, we purchased Common Stock at $8 per share from the following executive officers and directors (or their affiliates) in the following amounts:

Name	Title	Number of Shares	Total Purchase Price
David G. Hanna	Chief Executive Officer and Chairman of the Board	3,656,028	$29,248,224
Richard R. House, Jr.	President and Director	202,610	$1,620,880
Richard W. Gilbert	Chief Operating Officer and Former Vice Chairman of the Board	330,654	$2,645,232
J.Paul Whitehead, III	Chief Financial Officer	23,984	$191,872
Frank J. Hanna, III	Former Director	3,656,028	$29,248,224
Deal W. Hudson	Director	19,231	$153,848
Mack F. Mattingly	Director	20,974	$167,792
Thomas G. Rosencrants	Director	13,871	$110,968
Gregory J. Corona	Former Director	29,574	$236,592

The purchases from our executive officers and directors were on the same terms that were available to all of our shareholders.

As part of our May 2010 tender offer, we purchased Common Stock at $7 per share from the following executive officers and directors (or their affiliates) in the following amounts:

Name	Title	Number of Shares	Total Purchase Price
David G. Hanna	Chief Executive Officer and Chairman of the Board	4,074,427	$28,520,989
Richard R. House, Jr.	President and Director	124,929	$874,503
Richard W. Gilbert	Chief Operating Officer and Vice Chairman of the Board	475,845	$3,330,915
J.Paul Whitehead, III	Chief Financial Officer	18,400	$128,800
Frank J. Hanna, III	Director	4,074,427	$28,520,989
Deal W. Hudson	Director	5,394	$37,758
Mack F. Mattingly	Director	12,581	$88,067
Thomas G. Rosencrants	Director	15,650	$109,550

The purchases from our executive officers and directors were on the same terms that were available to all of our shareholders.

In June 2008, Thomas G. Rosencrants (Director) and two family members as joint tenants with right of survivorship purchased $200,000 principal amount of our 3.625% Notes from unrelated third parties at prevailing market prices.  The 3.625% Notes mature on May 30, 2025, unless earlier converted, redeemed or repurchased, and bear interest at a rate of 3.625% per year.  Interest is payable semi-annually in arrears.  In January 2009, two of Mr. Rosencrants’ immediate family members purchased $200,000 aggregate principal amount of the 3.625% Notes from unrelated third parties at prevailing market prices.  From January 1, 2010 through the record date, CompuCredit paid the Rosencrants family an aggregate of $29,000 of interest and no principal on these notes.

In November 2008, J.Paul Whitehead, III (Chief Financial Officer) purchased $215,000 principal amount of our 3.625% Notes from unrelated third parties at prevailing market prices.  In March 2010, CompuCredit purchased these notes from Whitehead for $107,500.  From January 1, 2009 to the time we repurchased these notes from Mr. Whitehead, CompuCredit paid Mr. Whitehead an aggregate of approximately $10,000 of interest and no principal on these notes.

Under a shareholders agreement into which we entered with David G. Hanna, Frank J. Hanna, III, Richard R. House, Jr., Richard W. Gilbert and certain trusts that were or are affiliates of the Hannas following our initial public offering, if (i) one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that is a party to the agreement may elect to sell its shares to the purchaser on the same terms and conditions, and (ii) shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

In June 2007, we entered into a sublease for 1,000 square feet of excess office space at our Atlanta headquarters, with HBR Capital, Ltd., a company co-owned by David G. Hanna and Frank J. Hanna, III. The sublease rate of $23.82 per square foot is the same as the rate that we pay on the prime lease. This sublease expires in May 2022.

In June 2007, a partnership formed by Richard W. Gilbert, Richard R. House, Jr., J.Paul Whitehead III, K.K. Srinivasan (who was then our President (Credit Cards)) and other individual investors (including an unrelated third-party individual investor) acquired £4.7 million ($9.2 million) of class “B” notes originally issued to another investor out of our U.K. Portfolio securitization trust.  The acquisition price of the notes was the same price at which the original investor had sold $60 million of notes to another unrelated third party.  As of December 31, 2010, the outstanding balance of the notes held by the partnership was £1.1 million ($1.6 million).  In March 2011, an entity that is 50% owned by CompuCredit purchased all the outstanding notes originally issued out of the U.K. Portfolio securitization trust.  The notes held by the partnership comprised approximately 1.0% of the $165.8 million in total notes within the trust on December 31, 2010 and were subordinate to the senior tranches within the trust. While outstanding, the class “B” tranche bore interest at LIBOR plus 9%.  From January 1, 2009 through the date of repurchase, the partnership received approximately $46,000 of interest and no principal on these notes.

In December 2006, we established a contractual relationship with Urban Trust Bank, a federally chartered savings bank (“Urban Trust”), pursuant to which we purchased credit card receivables underlying specified Urban Trust credit card accounts.  Under this arrangement, in general Urban Trust was entitled to receive 5% of all payments received from cardholders and was obligated to pay 5% of all net costs incurred by us in connection with managing the program, including the costs of purchasing, marketing, servicing and collecting the receivables.  In December 2006, we deposited $0.3 million with Urban Trust to cover purchases by Urban Trust cardholders.  In April 2009, however, we amended our contractual relationship with Urban Trust such that, in exchange for a payment by us of $300,000, Urban Trust would sell back its ownership interest in the economics underlying cards issued through Urban Trust.  The purchase of this interest resulted in a net gain of $1.1 million, which we recorded in our second quarter 2009 results of operations.  In July 2010, we terminated our contractual relationship with Urban Trust.  Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III, owns a substantial noncontrolling interest in Urban Trust and serves on its Board of Directors.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of our Board of Directors.  In accordance with our Audit Committee’s charter, the Audit Committee must review and determine whether to approve in advance all related party transactions.  For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with the CompuCredit Holdings Corporation Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of CompuCredit, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.  Any transaction between CompuCredit and another party on terms that are reasonably believed to be at least as favorable as the terms that we otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, our General Counsel was given prior notice of such transaction.  The rules in the Code of Ethics regarding conflicts of interest not only apply to all of our employees, officers and directors, but also to immediate family members and certain business associates of our employees, officers and directors.

There were no transactions that were required to be reported under “Related Party Transactions—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date.  The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights.  Shares of Common Stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.  Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.  An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class
Five Percent Shareholders (other than directors and named executive officers):
Frank J. Hanna, III(1)(2)	6,442,396	27.3%
Dimensional Fund Advisors LP(3)	1,601,307	6.8%

Directors and Named Executive Officers:
Richard W. Gilbert(4)	582,656	2.5%
David G. Hanna(1)(5)	6,442,395	27.3%
Richard R. House, Jr.(6)	775,469	3.2%
Deal W. Hudson(7)	51,388	*
Mack F. Mattingly(7)	56,598	*
Thomas G. Rosencrants(7)(8)	44,441	*
J.Paul Whitehead, III	137,264	*
Directors and executive officers as a group (7 persons)	8,090,211	33.6%

(1)         The address of the indicated holders is c/o CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.

(2)         Includes 5,398,368 shares of Common Stock held by a limited liability company; Frank J. Hanna, III possesses the power to vote and dispose of the shares of Common Stock held by this limited liability company.  All of the shares of Common Stock held by the limited liability company have been pledged to secure the loan referred to in footnote (5) below.  Includes 1,044,028 shares of Common Stock held by a trust.  Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of this trust.  Frank J. Hanna, III and members of Frank J. Hanna III’s immediate family are the beneficiaries of this trust.  Excludes 5,483,435 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna, III to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family.  The pledge agreement, prior to default, does not grant to the entity controlled by Frank J. Hanna, III (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(3)         Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 12, 2012.  Dimensional has sole power to vote or to direct the vote of 1,555,383 shares of Common Stock and sole power to dispose or to direct the disposition of 1,601,307 shares of Common Stock.  Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Funds”).  In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the shares of Common Stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Funds.  However, all shares of Common Stock are owned by the Funds.  Dimensional disclaims beneficial ownership of such shares of Common Stock.  The address of the indicated holder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)         Includes shares of Common Stock deemed indirectly beneficially owned, as set forth below:

Director or Officer	Shares of Common Stock Indirectly Held by the Director or Officer		Nature of Indirect Beneficial Ownership
Richard W. Gilbert	439,559	**	By Gilbert Capital LLC
Richard W. Gilbert	143,097	**	By Gilbert & Gilbert, LLLP, a family limited partnership

** The indicated individual has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

(5)         Includes 5,483,435 shares of Common Stock held by a limited liability company; David G. Hanna possesses the power to vote and dispose of the shares of Common Stock held by this limited liability company.  All of the shares of Common Stock held by the limited liability company have been pledged to secure the loan referred to in footnote (2) above.  Includes 958,960 shares of Common Stock held by a trust.  David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of this trust.  David G. Hanna and members of David G. Hanna’s immediate family are the beneficiaries of this trust.  Excludes 5,398,368 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna to secure a loan to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family.  The pledge agreement, prior to default, does not grant to the entity controlled by David G. Hanna (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(6)         Includes (i) stock options that are exercisable within 60 days of the Record Date to purchase 500,000 shares of Common Stock and (ii) 22,728 shares of Common Stock pledged, along with other assets, to secure a line of credit, against which there was no drawn or outstanding balance as of the Record Date.

(7)         Includes shares of restricted stock over which the holder has sole voting but no investment power, as set forth below:

Director or Officer	Shares of Restricted Stock
Deal W. Hudson	25,500
Mack F. Mattingly	25,500
Thomas G. Rosencrants	25,500

(8)         Excludes shares issuable upon conversion of convertible notes because the notes are not expected to be convertible into Common Stock within 60 days of the Record Date.

Changes in Control

Except for the loans described in footnotes (2) and (5) under “Security Ownership of Certain Beneficial Owners and Management—Beneficial Ownership Table,” there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of CompuCredit.  Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2011 fiscal year our insiders complied with all applicable filing requirements.

Shareholder Proposals

The 2013 Annual Meeting of Shareholders is anticipated to be held in May 2013.  Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2013 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2013 Annual Meeting, must be received by the Secretary of CompuCredit at our principal executive offices prior to December 17, 2012.  However, if the 2013 Annual Meeting is held on a date more than 30 days before or after May 11, 2013 (the anniversary date of the 2012 Annual Meeting), shareholder proposals for the 2012 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials.  Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in CompuCredit’s Amended and Restated Bylaws in order to personally present the proposal at the meeting.  One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting.  Written notice must be received by the Secretary of CompuCredit no earlier than December 12, 2012 and no later than January 11, 2013.  Any proposal brought directly before the 2012 Annual Meeting via a shareholder’s written notice will not be included in next year’s proxy statement or form of proxy to be distributed by us in connection with the 2013 Annual Meeting.  In the event that our 2013 Annual Meeting is called for a date that is not within 60 days before or after May 11, 2013 (the anniversary date of the 2012 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein.  We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of CompuCredit at the address listed above.

COMPUCREDIT HOLDINGS CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2012

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2012 Annual Meeting of Shareholders of CompuCredit Holdings Corporation (“CompuCredit”) to be held on May 11, 2012 (the “Annual Meeting”) and appoints each of David G. Hanna, Richard R. House, Jr. and Rohit H. Kirpalani as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of CompuCredit.  The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

1. To elect five directors for terms expiring at the 2013 Annual Meeting of Shareholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
NOMINEES: ○ David G. Hanna ○ Richard R. House, Jr. ○ Deal W. Hudson ○ Mack F. Mattingly ○ Thomas G. Rosencrants

2.  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting.  IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXYCARD TO US PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ___________________________  Date: ________________

Signature of Shareholder ___________________________  Date: ________________

NOTE: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 11, 2012:

The Proxy Statement and the 2011 Annual Report to Shareholders are available at www.compucredit.com/2012AnnualMeeting.